AMENDED AND RESTATED AGREEMENT made October 11, 2000, as of
September 1, 2000, by and between TRANS-LUX CORPORATION, a Delaware corporation, transacting business at 110 Richards Avenue, Norwalk, Connecticut (hereinafter referred to as "Company"), and RICHARD BRANDT, residing at P.O. Box 839, Tesuque, New Mexico 87574 (hereinafter referred to as "Brandt").

            WHEREAS, the parties have heretofore entered into an employment agreement dated as of July 1, 1998; and

            WHEREAS, the parties desire to amend such agreement effective as of September 1, 2000, but (i) Brandt's right to change designees was waived and deleted as of July 1, 1998 and (ii) all rights and benefits which accrued or accrue to Brandt thereunder on or prior to September 1, 2000 shall not be abrogated and shall remain in full force and effect; and

            WHEREAS, the parties desire to restate such agreement in its entirety as amended hereby; and

            WHEREAS, Brandt for approximately fifty (50) years has been continuously engaged as an employee, officer, consultant and/or director of the Company, and for approximately thirty-six (36) years and thirty-two (32) years respectively has been an executive officer and chief executive manager of the affairs of the Company and its subsidiaries and affiliates; and

            WHEREAS, Brandt has had a long, continuously successful experience and performance in the business operations of the Company and has a unique and deep knowledge of the management, needs, trade secrets, know-how and affairs of the Company and its subsidiaries and affiliates; and

            WHEREAS, by reason of all of the aforesaid, Brandt's services are uniquely valuable and advantageous to the Company; and

            WHEREAS, it is the considered judgment of the Board of Directors of the Company that it is in the best interests and to the advantage of the Company that it secure to itself additional commitments from Brandt for the performance of employment and consulting services to the Company to the extent and upon the terms hereinafter provided;

            NOW, THEREFORE, in consideration of the mutual premises herein contained, the parties agree with each other that the following is their amended and restated agreement ("Agreement") in its entirety effective September 1, 2000:

            1. The Company hereby engages Brandt to perform employment and consulting services to the Company on the terms and conditions hereinafter set forth, and Brandt hereby accepts such employment and engagement with the Company for a term ("Term") of ten and one-third (10-1/3) years commencing on September 1, 2000 and ending on December 31, 2010. The employment term ("Employment Term") shall be for a period of one and one-third (1 1/3) years commencing on September 1, 2000 and ending December 31, 2001. The consulting term ("Consulting Term") shall be for a period of nine (9) years commencing on January 1, 2002 and ending on December 31, 2010. Notwithstanding the foregoing,
(i) Brandt may terminate the Term of this Agreement on December 31, 2001 and on December 31 of each year thereafter, on no less than six (6) months prior written notice, in which event the Term shall end on such December 31 to the same effect as if such date was fixed herein as the date for the end of the Term, and (ii) on no less than thirty (30) days prior written notice, Brandt may terminate the Employment Term, in which case the Consulting Term shall commence on the day following the effective date of termination of the Employment Term in lieu of January 1, 2002.

            2    (a)   During the Employment Term, Brandt will serve the Company
faithfully and diligently and shall render to the Company such services as are appropriate to be rendered by the Chairman of the Board and such additional executive services as may be reasonably assigned to him from time to time by the Board of Directors of the Company, or by the Executive Committee of the Board of Directors of the Company, provided that such services are of a type, dignity and nature appropriate to the Chairman of the Board of Directors and former chief executive officer and executive manager of the Company and of similar responsibility and authority as presently being rendered by Brandt. Brandt shall render such services primarily in Santa Fe, New Mexico, or such other location in the United States designated by Brandt and shall devote such time and attention as may be reasonably necessary to effect the efficient discharge of his duties hereunder.

                 (b) During the Consulting Term, Brandt will render to the Company such consulting services as may be reasonably assigned to him from time to time by the Board of Directors of the Company, or by the Executive Committee of the Company, provided that such services are of a type, dignity and nature appropriate to the Chairman of the Board of Directors and former chief executive officer and executive manager of the Company and further provided that: (i) such consulting services shall be required to be rendered by him only in Santa Fe, New Mexico or such other location in the United States designated by Brandt,
(ii) Brandt's inability to act as such consultant by reason of illness, disability or lack of capacity shall not be deemed a breach of this Agreement, and (iii) in Brandt's sole opinion the rendition of such services shall not be detrimental or injurious to his health. It is further agreed that such services shall not require more than sixty (60) hours service during any month; that Brandt's unavailability at any particular time shall not constitute a breach of this Agreement; that Brandt may, in his sole opinion, determine that such services may be rendered by telephone, mail or other means of communication; and that Brandt's failure to render such services because of his absence from Santa Fe, New Mexico or such other location in the United States designated by Brandt shall not be deemed a breach of this Agreement. Brandt shall be the sole and absolute judge of his ability to render such consulting services, and Brandt's conclusion that the rendition thereof would be harmful to him shall absolve and excuse Brandt from the rendition of such consulting services.

                 (c) During the Term the Company shall use its best efforts to nominate and elect Brandt from year to year as the Chairman of the Board, a director, and a member of the Executive Committee of the Company. In the event that Brandt shall not be elected at all times during the Term hereof as the Company's Chairman of the Board of Directors, as a member of its Board of Directors, and as a member of the Executive Committee, the same shall, at Brandt's option, constitute a material breach of this Agreement by the Company unless the Company shall completely cure such breach within thirty (30) days from receiving notice from Brandt specifically setting forth the claimed breach. Upon (i) failure of the Company to cure such breach, or (ii) in the event there is a "Change-in-Control" as hereinafter defined, Brandt, at his option, shall at any time thereafter be entitled to terminate his obligations hereunder by notice ("Notice") to the Company, specifically including the rendition of any services by him to the Company. After the giving of the Notice, the Company shall pay to Brandt, notwithstanding such termination, all sums payable or otherwise provided to Brandt under this Agreement for the balance of the Term, including, but not limited to: (i) the salary and fees, Profit Participation and Bonus payments provided to be paid to him pursuant to Paragraphs 3(a), (b), (c) and (d) for the period from the date of such Notice of termination through December 31, 2010; and (ii) the insurance and other benefits provided under this Agreement. The aforesaid sums and benefits shall be paid or provided to Brandt as follows: (i) the aggregate salary and fees provided to be paid for the balance of the Term pursuant to Paragraphs 3(a) and (b) shall be paid to Brandt in one lump sum ten
(10) days after such Notice of termination, in the same aggregate amounts as are so provided in said Paragraphs 3(a) and (b) to be paid for the balance of the Term (adjusted for the CPI Adjustment, as hereinafter defined, to the date of such payment); and (ii) the sums provided to be paid pursuant to Paragraphs 3(c) and (d) and the insurance and other benefits provided under this Agreement, shall be paid or provided to Brandt in the same manner, at the same times, and in the same amounts as is provided in the said Paragraphs (c) and (d) and in Paragraph 4 and elsewhere in the Agreement to be paid or provided during the balance of the Term.

                 (d) Nothing contained in this Agreement shall in any way limit or prevent Brandt from:

                             (i) being connected with, in any manner whatsoever,
                       including, without limiting the generality of the foregoing, as owner, investor, executive or director or otherwise in any business whatsoever, including, without limiting the generality thereof, the business of producing, distributing or exhibiting motion pictures, or the business of film booking and buying, so long as the business is not directly competitive with any business of the Company;

                             (ii) owning or dealing in the stock or securities
                       of any corporation whose stocks or securities are traded on any public market provided that such holdings of Brandt in any individual corporation that is a direct competitor of the Company shall not exceed five (5%) percent of the outstanding securities of any class of any such corporation.

                 (e) A "Change-in-Control" shall occur if, after the date hereof (i) any Person is or becomes the beneficial owner, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions of shares of capital stock of the Company entitling such Person to exercise 20% or more of the total voting power of all shares of capital stock of the Company entitled to vote generally in the election of directors; (ii) the Company sells or transfers all or substantially all of the assets of the Company to another Person; (iii) there occurs any consolidation of the Company with, or merger of the Company into, any other Person, any merger of another Person into the Company other than (a) a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock and Class B Stock, (b) a merger which is effected solely to change the jurisdiction of incorporation of the Company and results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock, or (c) a transaction in which the stockholders of the Company immediately prior to such transaction owned, directly or indirectly, immediately following such transaction, a majority of the combined voting power of the voting capital stock of the corporation resulting from the transaction, such stock to be owned by such stockholders in substantially the same proportion as their ownership of the voting stock of the Company immediately prior to such transaction; (iv) a change in the Board of Directors in which the individuals who constituted the Board of Directors at the beginning of the 24-month period immediately preceding such change (together with any other director whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least a majority of the directors then in office either who were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office; or (v) the Common Stock is the subject of a "Rule 13e-3 transaction" as defined under the Securities Exchange Act of 1934 ("Exchange Act"). For purposes of this Section 2, the term "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof. Such term also (i) includes any syndicate or group deemed to be a "Person" under Section 13(d)(3) of the Exchange Act, but (ii) excludes Brandt, the Company, any Subsidiary, any existing Person (including, directly or indirectly, the immediate family (parents, spouse, children, stepchildren, brothers or sisters) of any such Person), who currently beneficially owns shares of the Company's capital stock with 20% or more of the voting power as described above, or any current or future employee or director benefit plan of the Company or any Subsidiary of the Company or any entity holding capital stock of the Company for or pursuant to the terms of such plan, or any underwriter engaged in a firm commitment underwriting in connection with a public offering of capital stock of the Company.

                       "Subsidiary" means a corporation of which more than
            50% of the issued and outstanding stock entitled to vote for the election of directors (otherwise than by reason of default in dividends) is at the time owned or controlled, directly or indirectly, by the Company.

            3    (a)   During the Employment Term the Company agrees to pay
Brandt the following, in addition to Directors' fees and fees as a member of the Executive Committee and other Committees, if any, of the Board of Directors of the Company (such fees to be paid as if Brandt was not an employee of the Company and in the same amounts as non-employee directors are paid):

                             (i) A salary at the rate of $325,307.33 per annum
                       for the balance of 2000, and for each calendar year thereafter during the Employment Term, subject to the CPI Adjustment for calendar years subsequent to 2000, as hereinafter provided;

                             (ii) A fee as Chairman at the rate of $65,771.28
                       per annum for the balance of 2000 and for each calendar year thereafter during the Employment Term, subject to the CPI Adjustment for calendar years subsequent to 2000, as hereinafter provided:

                             (iii) An additional fee as Chairman at the rate of
                       $25,555.55 per annum payable at the end of each calendar year.

                 (b) During the Consulting Term the Company agrees to pay Brandt, in addition to Directors' fees and fees as a member of the Executive Committee and other Committees, if any, of the Board of Directors of the Company (such fees to be paid as if Brandt was not an employee of the Company and in the same amounts as non-employee directors are paid), a sum at the rate of $339,115.40 per annum, subject to the CPI Adjustment for calendar years subsequent to 2000, as hereinafter provided, plus a fee as Chairman at the rate of $28,500 per annum for each calendar year or portion thereof, subject to the CPI adjustment for calendar years subsequent to 2000, as hereinafter provided, plus the fee in Paragraph 3(a)(iii) through December 31, 2002.

                 (c) During the Term the Company agrees to pay Brandt (i) an amount equal to one and one-half percent (1-1/2%) of the Company's pre-tax consolidated earnings, as hereinafter defined, in each calendar year (including the full 2000 calendar year) during the Employment Term hereof and the Consulting Term hereof, (hereinafter the amounts payable under this Paragraph 3(c) are collectively referred to as the "Profit Participation"). Such pre-tax consolidated earnings shall be fixed and determined by the independent certified public accountants regularly employed by the Company. Such independent certified public accountants, in ascertaining such pre-tax consolidated earnings, shall apply all accounting practices and procedures heretofore applied by the Company's independent certified public accountants in arriving at such annual pre-tax consolidated earnings as disclosed in the Company's annual statement for that year of profit and loss released to its stockholders. The determination by such independent certified public accountants shall be final, absolute and controlling upon the parties. Payment of such amount, if any is due, shall be made for each year by the Company to Brandt within thirty (30) days after such accountant shall have furnished such statement to the Company disclosing the Company's pre-tax consolidated earnings for such calendar year. The Company undertakes to use its reasonable efforts to cause said accountants to prepare and furnish such statements within one hundred thirty (130) days from the close of each such fiscal year and to cause said independent certified public accountants, concomitantly with the delivery of such statement by said accountants to it, to deliver a copy of such statement to Brandt. The Company shall not have any liability to Brandt arising out of any delays with respect to the foregoing.

                 (d) The Board of Directors of the Company, upon the recommendation of the Compensation Committee of the Board of Directors, shall consider no later than May of each year the grant of a bonus ("Bonus") to Brandt based upon the performance of Brandt during the immediate preceding year during the Term. In determining whether to grant any such bonus and the amount thereof, consideration may be given to the performance of the Company in light of competitive and economic conditions. Notwithstanding the foregoing, the Company shall pay to Brandt the highest Bonus applicable for each calendar year ending December 31, commencing December 31, 2000, in the respective amounts hereinafter set forth, in the event the Company's pre-tax consolidated earnings for any year during the Term determined in accordance with Paragraph 3(c), meets or exceeds the respective amounts hereinafter set forth.

If Pre-Tax Consolidated                 Annual Non-Cumulative Level of
Earnings in Any Year Exceed             Bonus Payable
---------------------------             -------------

        $  250,000                       5,000
           500,000                      10,000
           750,000                      15,000
         1,000,000                      20,000
         1,250,000                      31,250
         1,500,000                      37,500
         1,750,000                      43,750
         2,000,000                      50,000
Over     2,000,000        $50,000 plus 2-1/2% of each full increment of
                          $250,000 over $2,000,000, the total annual bonus not to exceed $130,429 (e.g., if $2,900,000, $50,000 plus
                          2-1/2% of $750,000 or $50,000 plus $18,750 =
                          $68,750). The maximum of $130,429 payable hereunder shall be subject to the CPI Adjustment for years following 2000 as hereinafter provided.


                 (e) Notwithstanding Paragraphs 3(c) and 3(d) of this Agreement, for purposes of Paragraphs 3(c) and 3(d) of this Agreement, there shall be excluded from the calculation of pre-tax consolidated earnings during the Term of this Agreement (i) the amount by which (x) any item or items of unusual or extraordinary gain in the aggregate exceeds 20% of the Company's net book value as at the end of the immediate preceding calendar year or (y) any item of unusual or extraordinary loss in the aggregate exceeds 20% of the Company's net book value as at the end of the immediate preceding calendar year, in each case in (x) and (y) above as determined in accordance with generally accepted accounting principles, and items of gain and loss shall not be netted against each other for purpose of the above 20% calculation, (ii) any effect of FASB 109 or similar promulgation, (iii) any direct effect on pre-tax consolidated earnings of write-offs of existing prepaid financing costs prior to the normal amortization schedule of such financings provided however that for the purposes of this Paragraph 3(e), such financing costs shall thereafter be amortized in accordance with such normal amortization schedule of such financings, or (iv) any contractual Bonuses and/or Profit Participations accrued or paid to Brandt and other employees. Each Bonus payment shall be made in accordance with the time provisions set forth in Paragraph 3(c).
Notwithstanding the foregoing, the Board may, in any event, even if any of the aforesaid pre-tax consolidated earnings levels are not exceeded, grant Brandt the aforesaid Bonus or any portion thereof for any such year or any other bonus based on his performance.

            In the event Brandt is entitled to or is awarded a Bonus, the Company shall notify Brandt thereof no later than May 31 following such year and Brandt shall have the option of receiving such bonus in (i) cash, (ii) Common Stock and/or Class A Stock of the Company or (iii) cash and Common Stock and/or Class A Stock in such ratio as Brandt elects. Such election shall be made by Brandt by written notice to the Company and the Company shall pay said Bonus in the form elected by Brandt within fourteen (14) days after receipt of Brandt's written notice thereof. Upon Brandt's failure to make such election within sixty (60) days after notice to Brandt from the Company of the Bonus, such Bonus shall be paid in cash to Brandt on the day following the expiration of said sixty (60) day period. In the event Brandt elects to receive any such Bonus in Common Stock and/or Class A Stock of the Company, the same shall be valued at the latest closing price of such Common Stock and/or Class A Stock, as the case may be, on (i) the American Stock Exchange (or other principal stock exchange on which the Company's Common Stock and/or Class A Stock is listed or, (ii) if not so listed, on the Nasdaq National Market System ("NMS") or any comparable system if listed thereon, or (iii) if not quoted on the NMS or a comparable system, at the mean between the average of the high and low bid and asked prices on the over-the-counter market) on the date of Brandt's election. If there is no trade on such date on any such exchange or market, then the closing price on the date on which it last traded.

                 (f) The Company may make appropriate deductions from the said payments required to be made in this Paragraph 3 to Brandt, to comply with all governmental withholding requirements.

            The payments provided in Paragraphs 3(a) and (b) shall be made in equal weekly installments, or as otherwise may be the practice of the Company in making similar payments, but not less often than once monthly. The payments provided to be made to Brandt pursuant to said Paragraphs 3(a) and (b), excluding Paragraph 3(a)(iii), shall each be appropriately adjusted upward ("CPI Adjustment") for inflation at the beginning of each calendar year commencing in 2001 based on the United States Department of Labor Bureau of Labor Statistics, Consumer Price Index, United States City Average, all items (2000=100). The CPI Adjustment shall be paid retroactively when determined, for payments already made in the applicable calendar year.

            Brandt shall also be entitled to reimbursement from the Company for the amount of the social security payments payable by Brandt based on amounts paid to him under this Agreement to the extent such social security payments would have been made by the Company if the fees under Paragraphs 3(a)(ii) and 3(b) were paid as a salary. Any such reimbursement payable by the Company hereunder shall be grossed up to take into account and reimburse Brandt for any tax consequences resulting therefrom.

            This Agreement shall not be deemed abrogated or terminated if the Company, in its discretion, shall determine to increase the compensation of Brandt for any period of time, or if Brandt shall accept such increase.

                 (g) If, during the Term of this Agreement, Brandt shall be prevented from performing or be unable to perform, or fail to perform his duties by reason of illness or any other incapacity or disability, the payments and/or benefits provided in Paragraphs 3 and 4 and elsewhere in this Agreement to be made or provided to Brandt, shall continue to be made or provided to Brandt for the balance of the Term, without any reduction whatsoever, at the same times, in the same manner, and in the same amounts as provided in Paragraphs 3 and 4 and elsewhere in this Agreement. If Brandt shall die during the Term, the Company shall pay to Brandt's widow and/or issue, as provided below in this paragraph, an amount equal to the aggregate payments provided to be made under Paragraphs 3
(a), (b), (c) and (d) that otherwise would have been payable to Brandt during the Term but for his death, for the balance of the Term through December 31, 2010, without any reduction whatsoever. In calculating the respective payments hereunder to be made under Paragraphs 3(c) and 3(d), such amounts shall respectively equal (i) the highest Profit Participation provided for in Paragraph 3(c) hereof and (ii) the highest Bonus payment provided for in Paragraph 3(d) hereof, received in each case by Brandt during the seven (7) year period preceding his death (including for this calculation any payments of Profit Participation and Bonus paid to Brandt under any prior employment agreement). Such payments of the amounts provided in Paragraphs 3(a), (b), (c) and (d) shall be made at the same times, in the same manner, and in the same amounts as provided in Paragraphs 3(a), (b), (c) and (d) as follows: fifty percent (50%) to Brandt's widow, if she shall survive him, and in such event the remaining fifty percent (50%) shall be equally divided among his surviving issue, per stirpes and not per capita. In the event that Brandt's wife shall predecease him or, having survived him, shall die during the balance of the Term ending December 31, 2010, the entire amounts thereafter payable during the balance of the Term shall be payable as provided in Paragraphs 3(a), (b), (c) and (d) in equal shares to his surviving issue, per stirpes and not per capita.

            4.   (a)   The Company will continue to furnish to Brandt (provided
Brandt is insurable) a policy of life insurance upon Brandt's life, the term of which shall continue during the Term through December 31, 2010. Such policy shall provide that Brandt, upon the expiration of said policy, shall have a conversion right privilege, if same is available. Said policy shall provide for a death benefit of $250,000 payable as follows:

                       Sixty (60%) percent of the death benefit of such policy to Helen K. Brandt, his wife, and in such event the remaining forty (40%) percent of such death benefit shall be equally divided among his surviving issue, per stirpes and not per capita. In the event that Brandt's wife shall predecease him, then such policy shall provide that the entire death benefit payable thereunder shall be payable in equal shares to his surviving issue, per stirpes and not per capita.

            If Brandt shall not be insurable, or if the amount of such insurance is less than $250,000, then, upon Brandt's death during the Term hereof, the Company shall in every event, pay to Brandt's said widow and/or issue as provided above in this Paragraph 4(a), the amount of such uninsured portion within 30 days after Brandt's said death. For example, if the amount of insurance is $130,000, then $120,000 shall be paid by the Company to Brandt's said widow and/or issue within 30 days after Brandt's death.

                 (b) The Company shall also provide to Brandt and his wife during the Term, at the Company's expense, medical insurance coverage for Brandt and his wife at least at the same levels as in effect for him on the date of the execution of this Agreement, as well as any other group insurance plan, hospitalization plan (subject to Medicare reimbursements), medical service plan or any other benefit plan which Company may have in effect during the Term. Included in such plans and benefits that the Company will make available or pay to Brandt are travel and accident insurance and Christmas bonuses to the extent the same are made available or paid to the senior executives of the Company. Brandt shall also be entitled to any other insurance and other employee benefits, including life insurance, which are available to senior executives of the Company. Notwithstanding the foregoing, Brandt acknowledges and agrees that
(i) Brandt is accepting $50,000 of group term life insurance in place of the larger amount of group term life that Brandt otherwise would be entitled to and
(ii) Brandt is not entitled to participate in the Company's existing pension plan ("Pension Plan") and the Company agrees to reimburse Brandt for any and all tax liabilities relating to (x) said Pension Plan and (y) previous payments to Brandt from said Pension Plan, resulting from Brandt entering into this or prior employment agreements and/or becoming an employee of the Company. Any such reimbursement by the Company shall be grossed up to take into account and reimburse Brandt for any tax consequences resulting from such reimbursement.
The Company shall also continue to pay for and/or reimburse Brandt or his widow for premiums paid (similarly grossed up for tax purposes) for second to die life insurance policy on their lives which is presently in place. Brandt's widow shall also be entitled to receive health benefits as and to the extent provided by resolution of the Board of Directors adopted on September 23, 1999.

            5. The Company agrees that during the Term hereof Brandt shall be provided with appropriate secretarial and administrative support, office space and office equipment in connection with his services under this Agreement. The Company shall also reimburse Brandt for all out-of-pocket expenses incurred by him in furtherance of the business and activities of the Company, including travel, board and hotel expenses. During the Term hereof, Brandt shall be entitled to reasonable periods of sick-leave in each year and vacations not in excess of a total of six (6) weeks in any one year. The Company shall also furnish Brandt with a car and driver, as may be requested by Brandt during the Term hereof.

            6. A waiver by either party of any of the terms and conditions of this Agreement in any instance shall be in writing and shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach thereof.

            7. Any and all notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when deposited in the United States mails, certified or registered, addressed as follows:

                To Brandt:      Richard Brandt
                                P. O. Box 839
                                Tesuque, New Mexico 87574

                To Company:     Trans-Lux Corporation
                                110 Richards Avenue
                                Norwalk, Connecticut 06854
                                Att: CEO

Either party may, by written notice to the other, change the address to which notices are to be addressed.

            8. The Company may itself, or through any of its subsidiaries or affiliates, make payment to Brandt of the compensation due him hereunder, provided, however, that if such payment be made by a company other than the Company, that fact shall not relieve the Company of its obligations hereunder, except with respect to the extent of the amounts so paid.

            9. The provisions hereof shall be binding upon and shall inure to the benefit of Brandt, his heirs, executors and administrators and the Company and its successors. During the Term of this Agreement, if the Company shall at any time be consolidated or merged into any other corporation, or if substantially all of the assets of the Company are transferred to any other corporation, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation resulting in such merger, or to which such assets shall have been transferred, and this provision shall apply in the event of any subsequent merger, consolidation or transfer.

            10. Whenever in this Agreement the term "issue" is used it shall mean natural issue except in the case of Brandt's grandchildren issue shall include grandchildren legally adopted by Brandt's natural children.

            11. This Agreement contains all the understandings and agreements arrived at between the parties in relation to the subject matter and supersedes as of September 1, 2000 the employment agreement between the parties dated as of July 1, 1998. Notwithstanding this amendment and restatement of Brandt's employment agreement with the Company dated July 1, 1998 (i) the right of Brandt to change designees was waived and deleted as of July 1, 1998 and (ii) all rights and benefits which accrued or accrue to Brandt on or prior to September 1, 2000 under said July 1, 1998 employment agreement shall not be abrogated by this amendment and restatement and shall remain in full force and effect and this employment agreement shall not affect any agreement other than said July 1, 1998 employment agreement between Brandt and the Company including but not limited to any insurance agreements. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

            12. This Agreement shall not be varied, altered, modified, changed or in any way amended, except by an instrument in writing, executed by the parties hereto, or their legal representatives.

            IN WITNESS WHEREOF, Brandt has executed and the Company has caused its Vice Chairman, on its behalf, to execute this Agreement, on the day and year first above written.

                                        TRANS-LUX CORPORATION

                                            /s/ Vic Liss
                                        By:------------------------------
                                           Vice Chairman

                                           /s/ Richard Brandt
                                           -------------------------------
                                           Richard Brandt